UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	June 5, 2008

Gehl Company
(Exact name of registrant as specified in its charter)

Wisconsin	01-33504	39-0300430
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

143 Water Street, West Bend, Wisconsin 53095
(Address of principal executive offices, including zip code)
(262) 334-9461
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement

        On June 5, 2008, Gehl Company (the “Company”) entered into an employment agreement with William D. Gehl, the Company’s Chairman and Chief Executive Officer. Under the agreement, Mr. Gehl is entitled to a minimum base salary, non-equity incentive plan compensation (subject to achieving certain Company financial and personal performance levels), participation in the Company’s benefits plans and certain life insurance coverage. Under that agreement, if for any reason other than for cause or Mr. Gehl’s death or disability, and other than in connection with a change in control of the Company, the employment of Mr. Gehl is terminated before the term of employment has been completed, Mr. Gehl will be entitled to receive his base salary for two full years from the date of termination, as well as the opportunity to continue to participate in the Company’s employee welfare benefit plans for such period.

        Pursuant to his agreement, in the event of a change in control of the Company, the term of Mr. Gehl’s employment will automatically be extended to a date that is two years after the change in control. In addition, upon the change in control, Mr. Gehl’s unvested stock options shall immediately vest and any restrictions on any other benefits granted to Mr. Gehl will terminate and those benefits shall become immediately exercisable or payable, as the case may be.

        If, during the two-year period following a change in control, the Company terminates Mr. Gehl’s employment (other than for cause), or if Mr. Gehl terminates his employment for “good reason,” including as a result of significant changes in his working conditions or status without his consent, or after his continued employment for six months following the change in control, then Mr. Gehl will receive all accrued but unpaid benefits to the date of his termination, plus a pro rata target bonus for such partial year, plus a lump-sum termination payment equal to three times the sum of his current base salary and the highest bonus he earned during the preceding five years, the present value of his benefits under his most current Supplemental Retirement Benefit Agreement (calculated using a discount rate equal to the interest rate that would be used by Gehl Company Retirement Income Plan “B” to calculate the amount of a lump sum distribution to be made on the same date as the payment hereunder), and a lump-sum cash payment of $15,000. Mr. Gehl’s employment agreement also provides the benefits described above in connection with certain terminations that are effected in anticipation of a change in control. The foregoing termination payment and other benefits may be reduced to the extent necessary to avoid an “excess parachute payment” under the Internal Revenue Code, but only if such reduction would result in a greater after-tax benefit to Mr. Gehl.

        To the extent necessary to comply with applicable law, any lump sum payment following a separation from service will be delayed for six months and increased at the applicable interest rate for the delayed payment.

        Under his employment agreement, Mr. Gehl is subject to a covenant not to compete following termination of his employment with the Company. Failure to comply with the covenant will result in a forfeiture of benefits under the agreement.

        The form of the employment agreement is set forth as Exhibit 10.1 and is incorporated by reference herein.

Supplemental Retirement Agreements

        On June 5, 2008, the Company entered into amended and restated supplemental retirement agreements with Mr. Gehl, Malcolm F. Moore, the Company’s President and Chief Operating Officer, Daniel M. Keyes, the Company’s Vice President Sales and Marketing, and Daniel L. Miller, the Company’s Vice President Manufacturing. The restated agreements make certain other technical amendments to conform the agreements to, or otherwise relating to, the requirements of Section 409A of the Internal Revenue Code. The forms of the amended and restated supplemental retirement benefit agreements are set forth as Exhibit 10.2, 10.3 and 10.4 and are incorporated by reference herein.

Change in Control and Severance Agreements

        On June 5, 2008, the Company entered into amended and restated change in control and severance agreements with Messrs. Moore, Keyes and Miller. The restated agreements make certain other technical amendments to conform the agreements to, or otherwise relating to, the requirements of Section 409A of the Internal Revenue Code. The form of the amended and restated change in control and severance agreements is set forth as Exhibit 10.5 and is incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being furnished herewith:

(10.1)	Employment Agreement, dated June 5, 2008, by and between Gehl Company and William D. Gehl.

(10.2)	Amended and restated Supplemental Retirement Benefit Agreement, dated June 5, 2008, by and between Gehl Company and William D. Gehl.

(10.3)	Amended and restated Supplemental Retirement Benefit Agreement, dated June 5, 2008, by and between Gehl Company and Malcolm F. Moore.

(10.4)	Form of amended and restated Supplemental Retirement Benefit Agreement, dated June 5, 2008, by and between Gehl Company and each of Daniel M. Keyes and Daniel L. Miller.

(10.5)	Form of amended and restated Change in Control and Severance Agreement, dated June 5, 2008, by and between Gehl Company and each of Messrs. Moore, Keyes and Miller.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEHL COMPANY
Date: June 11, 2008	By: /s/ Michael J. Mulcahy
Michael J. Mulcahy
Vice President, Secretary and General Counsel

GEHL COMPANY

Exhibit Index to Current Report on Form 8-K
Dated June 5, 2008

Exhibit
Number

(10.1)	Employment Agreement, dated June 5, 2008, by and between Gehl Company and William D. Gehl.

(10.2)	Amended and restated Supplemental Retirement Benefit Agreement, dated June 5, 2008, by and between Gehl Company and William D. Gehl.

(10.3)	Amended and restated Supplemental Retirement Benefit Agreement, dated June 5, 2008, by and between Gehl Company and Malcolm F. Moore.

(10.4)	Form of amended and restated Supplemental Retirement Benefit Agreement, dated June 5, 2008, by and between Gehl Company and each of Daniel M. Keyes and Daniel L. Miller.

(10.5)	Form of amended and restated Change in Control and Severance Agreement, dated June 5, 2008, by and between Gehl Company and each of Messrs. Moore, Keyes and Miller.

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